 EXHIBIT 16.1

August 24, 2021

Securities and Exchange Commission

100 F. Street N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read 4.01 of FHT Future Technology Ltd. (the “Company”) Form 8-K to be filed on August 25, 2021 and are in agreement with the statements relating only to MaloneBailey, LLP contained therein. We have no basis to agree or disagree with other matters of the Company reported therein.

Very truly yours,

/s/ MaloneBailey, LLP

August 24, 2021